UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PULSE ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MOTIVATED TO MAXIMIZE SHAREHOLDER VALUE A Candid Q&A with Ralph Faison Chairman, President and Chief Executive Officer

“ While execution of the plan will take time, we’re working quickly and diligently, and we hold ourselves accountable for its success. We are excited about the future of the company.” Ralph Faison Chairman, President and Chief Executive Officer

A CANDID Q&A WITH RALPH FAISON Chairman, President and Chief Executive Officer of Pulse Electronics
WHAT IS YOUR BACKGROUND?
My entire career has been focused in technology and communications – industries in which I have always been passionate. Most recently, I served as President, CEO and a Director of Andrew Corporation, which was a publicly traded manufacturer of communication equipment and systems. Andrew was a larger company than Pulse, but like Pulse it had a great business and tremendous potential, and I focused on helping it grow organically. My team and I successfully designed and executed a growth plan, and we increased revenues from $865 million to nearly $2.2 billion over a five year period. The value we created led to Andrew’s acquisition by CommScope in December 2007 at a significant premium. Before Andrew, I was President and CEO of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems. Earlier in my career, I held various leadership positions at Lucent Technologies and AT&T. Today I also am a member of the board of directors of NETGEAR, Inc. and BLINQ Networks, both technology companies.
WHY DID YOU DECIDE TO JOIN PULSE?
I am familiar with Pulse products and have a lot of respect for the company. It has great core technologies, really strong engineering and manufacturing expertise, and its products are in nearly every kind of electronic component – from wireless routers to smartphones – thanks to strong partnerships with customers. Pulse has had some challenges in recent years, but frankly, I like challenges and helping companies overcome them. I actually saw Pulse’s challenges as an opportunity. We’ve developed and are executing a well-designed plan to build on Pulse’s strengths and increase its revenue and profitability.
WHAT IS YOUR PLAN FOR PULSE?
The plan we’re executing is pretty straight-forward. It focuses on a few important actions: 1. improve the wireless business, which hasn’t been performing to its potential, 2. lower operating expenses, which were just too high and making it hard to grow profits, 3. take advantage of ways to lower manufacturing costs while maintaining our high quality, 4. install a “enterprise resource planning” system, which is a fancy way of saying software that helps our company be more efficient in a lot of areas, and 5. keep developing the kind of breakthrough products that have made Pulse a favorite among OEMs. These are achievable improvements, and we are making solid progress already. By doing them right we expect to grow sales and profits, which means more value for shareholders. While execution of the plan will take time, we’re working quickly and diligently, and we hold ourselves accountable for its success. We are excited about the future of the company.
WHAT IS YOUR COMPETITOR, BEL FUSE, TRYING TO DO?
In late February 2011, Bel Fuse, a direct competitor to Pulse, announced an unsolicited proposal to buy Pulse for $6.00 per share. The Pulse Board thoroughly reviewed Bel Fuse’s proposal, as it is supposed to do. I personally spoke with Bel Fuse’s CEO as part of that process. The Board unanimously decided to reject the proposal. The proposal had a lot of problems, including the fact that it was highly uncertain. Bel Fuse had no commitments from anyone to finance it, no details of how much cash and stock they were offering, and the Bel Fuse stock they were offering has no voting rights. We all also strongly believe that it doesn’t reflect the actions we’re taking to improve shareholder value here. Now Bel Fuse has decided to nominate handpicked individuals to the Pulse Board of Directors. Since they are a competitor, Bel Fuse can see where we are headed and that we’re making progress on our plan. We think their proposal and related Board nominations are an attempt to take for themselves the value of Pulse that belongs to all shareholders. We’re urging shareholders to vote for our nominees on the WHITE proxy card so we can continue to execute our plan and stay focused on enhancing value here at Pulse.
WHAT DO YOU THINK ABOUT BEL FUSE’S CRITICISMS OF PULSE?
Like any company, Pulse doesn’t have a perfect record and there have been some missteps. However, what Bel Fuse doesn’t acknowledge is that there is a new team at Pulse, and a new and much different era is underway. I joined four months ago and am determined to make positive changes throughout the business; we hired a new, highly experienced Chief Information Officer (an important position at any tech company); we began refreshing our Board in 2010 with the departure of three long-time directors, and another is not being nominated for reelection this year; we eliminated old anti-takeover provisions from the Company’s governance rules; and we’re executing our comprehensive growth plan aimed at growing the company and increasing profitability. We think Bel Fuse recognizes the changes that are underfoot, which is why they’re trying to capture the future value for themselves.
WHO ARE PULSE’S NOMINEES TO THE BOARD?
We are nominating three new candidates to our Board and three existing directors, including me. I encourage shareholders to read the proxy statement we sent and check the materials on our website to read more about each person. The three new people bring a lot of important experience, and I believe the three of us nominees who are currently on the Board are contributing significant value to the company. If we are all elected, seven out of the eight directors would be independent (meaning they are not employees of the company and have no business dealings with the company). Also, five of eight would have joined the Board in just the last three years, so we will have a lot of fresh perspectives. I have complete confidence in our Board and nominees, and know that we are committed to acting in the best interests of all Pulse shareholders.
WHAT IS THE HARM IN HAVING BEL FUSE REPRESENTATIVES ON THE BOARD?
As I said, we believe Bel Fuse is nominating candidates to Pulse’s Board for one reason only: to advance its unsolicited, opportunistic and uncertain proposal. Another important factor to consider is that Bel Fuse is a direct competitor of Pulse. Given Board members have access to a company’s proprietary intellectual property and most confidential competitive information, it is highly unusual for a company to have directors on its Board who were nominated by a direct competitor. This is especially true in an extremely competitive technology sector like ours. In our business, intellectual property is the lifeblood of our success, and sensitive information like our trade secrets is discussed openly among our Board members. Given this, I believe there are serious and unnecessary risks in having representatives hand-picked by Bel Fuse on our Board.
ARE YOU OPPOSED TO SELLING PULSE AT ANY PRICE?
No. We are not opposed to industry consolidation, and we’re always open to opportunities that are in the best interest of all Pulse shareholders. We carefully review any proposal that we get, and we are always focused on the question... “is this in the best interests of shareholders?” We feel strongly that the answer is “No” to Bel Fuse’s uncertain and opportunistic proposal. We have no doubt that Pulse shareholders – not Bel Fuse – should reap the benefits of our bright future. All of us are highly motivated to maximize shareholder value.
HOW DO I VOTE?
There are a few ways to vote if you want to support Pulse. First, you will need the enclosed WHITE proxy card. We’ve sent you a few of these cards. You can use any one of them. You’ll see on the WHITE card instructions for how to vote in three different ways. You can pick to vote by telephone, Internet, or by mail. Under no circumstances should you use Bel Fuse’s gold card. You can put it in the recycling bin. Thank you.

VOTE THE WHITE CARD FOR ALL OF PULSE’S DIRECTOR NOMINEES TODAY. If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies: Innisfree M&A Incorporated Stockholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call Collect: (212) 750-5833 SAFE HARBOR This document contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.